                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO 1)

                               FreeShop.com, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    35687109
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 1, 1999
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 35687109

--------------------------------------------------------------------------------
1)       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)

         Fingerhut Companies, Inc.
         (a wholly-owned subsidiary of
         Federated Department Stores, Inc.)

--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

         Minnesota

--------------------------------------------------------------------------------
Number of                  (5)      Sole Voting Power:        5,131,255 Shares
Shares
Beneficially               (6)      Shared Voting Power:      0 Shares
Owned by
Each                       (7)      Sole Dispositive Power:   5,131,255 Shares
Reporting
Person With                (8)      Shared Dispositive Power: 0 Shares
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         5,131,255 Shares

--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9

         33.1%

--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)

         CO

--------------------------------------------------------------------------------




ITEM 1(a) NAME OF ISSUER:

FreeShop.com, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

95 South Jackson Street, Suite 300
Seattle, WA 98104

ITEM 2(a) NAME OF PERSON FILING:

Fingerhut Companies, Inc.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

4400 Baker Road
Minnetonka, MN 55343

ITEM 2(c) PLACE OF ORGANIZATION:

Minnesota

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e) CUSIP NUMBER:

35687109

ITEM 3.

Not Applicable

ITEM 4. OWNERSHIP:

         (a)      Amount beneficially owned:  5,131,255 Shares

         (b)      Percent of class:  33.1%

         (c)      Number of shares as to which the person has:

                  (i)       Sole power to vote or to direct the vote:  5,131,255
                            Shares

                  (ii)      Shared power to vote or to direct the vote: 0 Shares

                  (iii) Sole power to dispose or to direct the disposition of: 5,131,255 Shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 Shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10. CERTIFICATIONS:

Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 11, 2000
                                                       -------------------------
                                                                  Date



                                                         /s/ Michael P. Sherman
                                                       -------------------------
                                                              Michael P. Sherman
                                                        Executive Vice President
                                                            Business Development
                                                             and General Counsel